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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                       CONTACT:   Steven G. Felsher
                                                       21-546-2440

                                                       Jan Sneed
                                                       212-546-2422

          Grey Global Group Inc. Announces Proposed Private Offering of
                 Contingent Convertible Subordinated Debentures
                 ----------------------------------------------

         NEW YORK, N.Y., October 21, 2003 - Grey Global Group Inc. (Nasdaq:
GREY) announced today that it is seeking to raise, subject to market and other conditions, approximately $100 million through a private offering of contingent convertible subordinated debentures. The Company may raise up to an additional $25 million if the right granted to an initial purchaser to acquire additional debentures in connection with the offering is exercised in full.

         The debentures will be convertible into shares of the Company's common stock upon the happening of certain events and mature in 2033. Grey expects to use the net proceeds from the offering for working capital and other general corporate purposes, which may include, without limitation, possible acquisitions. The Company has no specific agreements or commitments, and is not currently engaged in any negotiations, regarding any material acquisition. The closing of the sale of any securities shall be subject to the Company's satisfaction with the final terms, including stock price, conversion premium and coupon.

         This notice does not constitute an offer to sell or the solicitation of an offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

         This press release contains forward-looking statements within the meaning of the federal securities laws relating to expectations, plans or prospects for the Company, including those relating to whether or not the Company will offer the debentures or consummate the offering, the anticipated terms of the debentures and the offering and the anticipated use of proceeds of the offering. These statements are based upon the current expectations and beliefs of the Company's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company's control and the risk factors and other cautionary statements discussed in the Company's filings with the U.S. Securities and Exchange Commission.